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                                                                       EXHIBIT 5
                                 April __, 2000
Mr. John E. Stefan                           Mr. J. Bradley Scovill
Chairman Chief                               Executive Officer
Sterling Financial Corporation               Hanover Bancorp, Inc.
101 North Pointe Boulevard                   25 Carlisle Street
Lancaster, PA 17601                          Hanover, PA 17331

     RE: Sterling Financial Corporation/Hanover Bancorp, Inc.
         Our File No: 00-537

Dear Messrs Stefan and Scovill:

        We are special counsel to Sterling Financial Corporation (the "Company") in the Company's acquisition of Hanover Bancorp, Inc. ("Hanover"). In connection with the transaction, the Company proposes to offer up to 3,733,342 shares of common stock, par value $5.00 per share (the "Common Stock"), to shareholders of Hanover. The Common Stock is covered by a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the registration of the Common Stock, we have reviewed:

        1.      The Articles of Incorporation of the Company;

        2.      The Bylaws of the Company;

        3. Resolutions adopted by the Board of Directors of the Company relating to the Registration Statement;

        4. The Agreement and Plan of Reorganization, dated as of January 25, 2000, by and between the Company and Hanover;

        5.      The Registration Statement; and

        6.      Copies of the certificates representing shares of the Common
                Stock.
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        Based on our review of the foregoing, it is our opinion that:

        a. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and

        b. The Common Stock covered by the Registration Statement has been duly authorized and, when issued pursuant to the terms described in the Registration Statement and the Agreement, will be legally issued by the Company and fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the related Proxy Statement/Prospectus. In giving this consent, we do not admit that we are experts within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Very truly yours,

                                 SHUMAKER WILLIAMS, P.C.